Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of January 1, 2006 (the “Effective Date”), by and between ISCO INTERNATIONAL, INC. (the “Company”), and JOHN THODE, an individual (the “Executive”), with reference to the following facts:

WHEREAS, The Company is headquartered in Illinois and designs, manufactures, and distributes products relating to wireless telecommunications systems;

WHEREAS, Executive is a senior executive with broad general management and technical experience in the wireless industry;

WHEREAS, Executive is currently employed by the Company as its President and Chief Executive Officer; and

WHEREAS, The Company and Executive wish to continue their employment relationship, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, based on the above premises and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. Employment with the Company.

1.1. Position and Duties. Subject to the terms set forth herein, the Company agrees to continue the employment of Mr. Thode as President and Chief Executive Officer reporting to the Board of Directors of the Company (the “Board”), and Executive hereby accepts such continued employment. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his position, consistent with the bylaws of the Company and as reasonably required by the Board.

1.2. Full Time and Best Efforts. Executive will perform his duties faithfully and to the best of his ability and will devote his full business time and effort to the performance of his duties hereunder. Executive will not engage in any other employment or business activities for any direct or indirect remuneration that would be directly harmful or detrimental to, or that may compete with, the business and affairs of the Company, or that would interfere with his duties hereunder. Executive acknowledges that frequent travel may be necessary in carrying out his duties hereunder.

SECTION 2. At-Will Employment. Executive’s employment with the Company is “at-will” and may be terminated at any time with or without cause by either party. Termination of the employment relationship is the right of each party and will not constitute a breach of this Agreement. No provision of this Agreement shall be construed as conferring upon Executive a right to continue as an employee or executive of the Company or any subsidiary or affiliated entity. In the event of termination, Executive will voluntarily and immediately resign from the Board and any similar position with any subsidiary or affiliate.

SECTION 3. Compensation.

3.1. Base Salary. The Company will compensate Executive for services rendered hereunder at the annual rate of $300,000 in 2006 and $350,000 in 2007 and thereafter (or such greater amount as may then be determined by the Compensation Committee of the Board (the “Compensation Committee”) in accordance with the Company’s normal payroll practices and subject to payroll deductions as may be necessary or customary for the Company’s salaried employees.

3.2. Performance Bonus. As further described in this Section 3.2, Executive will be eligible for an annual performance bonus based upon the achievement of specified corporate and individual performance goals.

3.2.1. For the 2006 and 2007 fiscal years, Executive will be eligible for a bonus equal to 25% of his Base Salary upon achievement of 100% of specified performance goals, 100% of Base Salary upon achievement of 150% of specified performance goals, or an interpolated amount for accomplishing between 100% and 150% of approved performance goals. For fiscal years after 2007, the target amount of Executive’s Bonus will be determined by the Compensation Committee in its discretion.

3.2.2. The performance goals applicable to any particular fiscal year will be determined by the Board and will be communicated to Executive following the Board’s adoption of the Company’s budget for that fiscal year. The Compensation Committee will determine in good faith whether the goals for any year have been achieved. In addition, the Compensation Committee may in good faith make adjustments to such goals so that departures from the Company’s operating plan, changes in accounting principles, acquisitions, dispositions, mergers, consolidations and other transactions, events or factors influencing the achievement or measurement of such goals do not affect the operation of this section in a manner inconsistent with its intended purpose of encouraging growth in the shareholder value. In any case, no bonus will be payable to Executive if he fails to be employed by the Company through the last day of the applicable year (or, in the case of a termination by the Company for Cause, through the date of actual bonus payment).

3.2.3. Any bonuses payable under this Section 3.2 will be paid within thirty (30) days following the approval by the Audit Committee of the Board of the Company’s audited financial statements for the applicable fiscal year.

3.3. Equity Incentive Compensation. Not later than June 30, 2006, the Company will request that the Company’s stockholders approve the issuance of restricted stock to Executive on the terms described in the attached Exhibit A (the “Restricted Stock Award”). If the Company’s stockholders duly approve the Restricted Stock Award, the Board will promptly thereafter approve and issue the Restricted Stock Award. If the Company’s stockholders do not duly approve the Restricted Stock Award, the Restricted Stock Award will not be made and, in lieu thereof, Executive will then be eligible to receive the cash bonuses described in the schedule attached hereto as Exhibit B.

3.4. Signing Bonus. Promptly following the effective date of this Agreement, the Company will pay Executive a signing bonus of $50,000.

SECTION 4. Benefits. Executive shall be entitled to participate in the employee benefit plans and programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. The Executive shall be entitled to receive four (4) weeks of annual paid vacation in accordance with the Company’s vacation policy for its senior executives. Executive shall be entitled to all paid holidays the Company makes available to its employees.

SECTION 5. Business Expenses. The Company shall reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

SECTION 6. Termination.

6.1. Termination Without Cause or for Good Reason. If Executive’s employment ceases due to a termination by the Company other than for Cause or a resignation by Executive with Good Reason, then subject to Executive’s compliance with the provisions of Section 11 below (the “Covenants”), Executive shall be entitled to receive the following:

6.1.1. a lump sum payment equal to Executive’s base salary (at the rate in effect on the date of termination); and

6.1.2. an annual bonus for the fiscal year of termination equal to 25% of Executive’s base salary (at the rate in effect on the date of termination), if corporate and individual performance for the portion of the fiscal year that has transpired prior to the date of termination meet or exceed a pro-rata portion of the corporate and individual performance goals specified by the Board under Section 3.2 for that fiscal year; and

6.1.3. waiver of the applicable premium for COBRA continuation coverage for a period of twelve months.

The severance benefits described in this Section 6.1 are in lieu of, not in addition to, any other severance arrangement maintained by the Company.

6.2. Other Terminations. In the event of any cessation of Executive’s employment other than as described above in Section 6.1, all salary, benefits and other compensation will cease at the time of such termination and, subject to the terms of any benefit plans then in force and applicable to Executive, the Company will have no further liability or obligation hereunder by reason of such termination.

6.3. Mitigation. Except as may be expressly provided elsewhere in this Agreement, the Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 6 (whether by seeking new employment or in any other manner). No such payment shall be reduced by earnings that the Executive may receive from any other source.

SECTION 7. Modified Reduction. Notwithstanding any other provisions of this Agreement to the contrary, in the event that any payments or benefits received or to be received by Executive in connection with Executive’s employment with the Company (or termination thereof) would subject Executive to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “ Excise Tax”), and if the net after-tax amount (taking into account all applicable taxes payable by Executive, including without limitation any Excise Tax) that Executive would receive with respect to such payments or benefits does not exceed the net after-tax amount Executive would receive if the amount of such payments and benefits were reduced to the maximum amount which could otherwise be payable to Executive without the imposition of the Excise Tax, then, only the extent necessary to eliminate the imposition of the Excise Tax, such payments and benefits shall be reduced, in the order and as to the type specified by Executive.

SECTION 8. Condition to Severance Payments. All severance payments and other benefits provided under Section 6.1 are conditioned on Executive’s continuing compliance with this Agreement and the Company’s policies and Executive’s execution (and non-revocation) of a release of claims and covenant not to sue substantially in the form provided in Exhibit C upon termination of employment.

SECTION 9. Insurance and Indemnification. The Company will keep in effect during Executive’s employment and for three (3) years thereafter director and officer’s liability insurance comparable in amount and scope to its present policy covering current and former directors and officers. The Company will indemnify Executive for acts performed or omissions made in his capacity as an officer or director of the Company to the extent provided in the Company’s by-laws, as in effect on the date hereof.

SECTION 10. Definitions.

10.1. Base Salary. “Base Salary” means Executive’s annualized base salary under Section 3.1.

10.2. Cause. “Cause” means the occurrence of any of the following: (1) Executive’s refusal, failure or inability to perform (other than due to illness or disability) his duties or to follow the lawful directives of the Board; in such event prior to termination, the Board shall provide written notice of the bases of termination, meet with Executive within five days of the notice of termination, and Executive shall have ten days thereafter to cure the conduct; (2) misconduct or gross negligence by Executive in the course of employment; (3) Executive’s conviction of, or the entry of a plea of guilty or nolo contendere to, a crime involving moral turpitude or that otherwise could reasonably be expected to have an material adverse effect on the operations, condition or reputation of the Company, (4) a material breach by Executive of any agreement with, lawful policy of or fiduciary duty owed to the Company;

or (5) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription. For avoidance of doubt, a cessation of employment due to a disability entitling Executive to benefits under any Company maintained or provided long-term disability plan or policy will not constitute a termination by the Company “without Cause.”

10.3. Good Reason. “Good Reason” means, without Executive’s express written consent, a material adverse change to Executive’s duties or responsibilities, unless Executive is provided with comparable duties and responsibilities with respect to the same business unit, or a change in Executive’s reporting obligations. However, the foregoing will not constitute Good Reason unless: (x) the Executive provides the Company with written objection to the event or condition within 90 days following the occurrence thereof, (y) the Company does not reverse or otherwise cure the event or condition within fifteen (15) days of receiving that written objection, and (z) the Executive resigns his employment within thirty (30) days following the expiration of that cure period.

SECTION 11. Covenants. In recognition of the compensation, incentive compensation opportunities and severance protection provided to Executive pursuant to this Agreement, the Executive agrees to be bound by the provisions of this Section 11. These provisions will apply without regard to whether any cessation of the Executive’s employment is initiated by the Company or the Executive, and without regard to the reason for that cessation.

11.1. Non-Solicitation and Non-Competition. While employed by the Company and for the twelve month period following the cessation of that employment for any reason (without regard to whether that cessation is initiated by Executive or the Company), Executive will not do any of the following, directly or indirectly, without the prior written consent of the Company (except in his capacity as an officer or director of the Company):

11.1.1. solicit, entice or induce any person, firm or corporation who or which is a client or customer of the Company or any of its subsidiaries to become a client or customer of any other person, firm or corporation involved in activities that are the same as, or in direct competition with, the business activities carried on by the Company (or being definitively planned by the Company at the time of the cessation of Executive’s employment)(a “Competing Business”);

11.1.2. influence or attempt to influence any customer of the Company or its subsidiaries to terminate or modify any written or oral agreement or course of dealing with the Company or its subsidiaries;

11.1.3. influence or attempt to influence any person to terminate or modify any employment, consulting, agency, distributorship, licensing or other similar relationship or arrangement with the Company or its subsidiaries; or

11.1.4. engage in (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any Competing Business. Nothing contained in this subsection shall prevent Executive from holding for investment up to five percent (5%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

11.2. Non-Disclosure. Executive shall not use for Executive’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than Company, any “Confidential Information,” which term shall mean any information regarding the business methods, business policies, policies, procedures, techniques, research or development projects or results, historical or projected financial information, budgets, trade secrets, or other knowledge or processes of, or developed by, Company or any other confidential information relating to or dealing with the business operations of Company, made known to Executive or learned or acquired by Executive while in the employ of Company, but Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the general public. The foregoing provisions of this subsection shall apply during and after the period when the Executive is an employee of the Company and shall be in addition to (and not a limitation of) any other legally applicable protections of the Company’s interest in confidential information, trade secrets, and the like. At the termination of Executive’s employment with Company, Executive shall return to the Company all copies of Confidential Information in any medium, including computer tapes and other forms of data storage.

11.3. Intellectual Property & Company Creations.

11.3.1. Ownership. All right, title and interest in and to any and all ideas, inventions, designs, technologies, formulas, methods, processes, development techniques, discoveries, computer programs or instructions (whether in source code, object code, or any other form), computer hardware, algorithms, plans, customer lists, memoranda, tests, research, designs, specifications, models, data, diagrams, flow charts, techniques (whether reduced to written form or otherwise), patents, patent applications, formats, test results, marketing and business ideas, trademarks, trade secrets, service marks, trade dress, logos, trade names, fictitious names, brand names, corporate names, original works of authorship, copyrights, copyrightable works, mask works, computer software, all other similar intangible personal property, and all improvements, derivative works, know-how, data, rights and claims related to the foregoing that have been or are conceived, developed or created in whole or in part by the Executive (a) at any time and at any place that relates to the business of the Company, as then operated, operated in the past or under consideration or development or (b) as a result of tasks assigned to Executive by the Company (collectively, “Company Creations”), shall be and become and remain the sole and exclusive property of the Company and shall be considered “works made for hire” as that term is defined pursuant to applicable statutes and law.

11.3.2. Assignment. To the extent that any of the Company Creations may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, Executive retains any interest in or to the Company Creations, Executive hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Executive has or may have, either now or in the future, in and to the Company Creations, and any derivatives thereof, without the necessity of further consideration. Executive shall promptly and fully disclose all Company Creations to the Company and shall have no claim for additional compensation for Company Creations. The Company shall be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks, and service marks with respect to such Company Creations.

11.3.3. Disclosure & Cooperation. Executive shall keep and maintain adequate and current written records of all Company Creations and their development by Executive (solely or jointly with others), which records shall be available at all times to and remain the sole property of the Company. Executive shall communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any Company Creations. Executive further agrees to execute and deliver to the Company or its designee(s) any and all formal transfers and assignments and other documents and to provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Company Creations. Executive hereby designates and appoints the Company or its designee as Executive’s agent and attorney-in-fact to execute on Executive’s behalf any assignments or other documents deemed necessary by the Company to perfect, maintain or otherwise protect the Company’s rights in any Company Creations.

11.4. Acknowledgments. Executive acknowledges that the Covenants are reasonable and necessary to protect the Company’s legitimate business interests, its relationships with its customers, its trade secrets and other confidential or proprietary information. Executive further acknowledges that the duration and scope of the Covenants are reasonable given the nature of this Agreement and the position Executive holds or will hold within the Company. Executive further acknowledges that the Covenants are included herein to induce the Company to enter into this Agreement and that the Company would not have entered into this Agreement or otherwise enhanced Executive’s Compensation in the absence of the Covenants. Finally, Executive also acknowledges that any breach, willful or otherwise, of the Covenants will cause continuing and irreparable injury to the Company for which monetary damages, alone, will not be an adequate remedy.

11.5. Enforcement.

11.5.1. Judicial Modification. If any court determines that the Covenant, or any part thereof, is unenforceable because of the duration or scope of such provision, that court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.

11.5.2. Liquidated Damages. The parties acknowledge that significant damages will be caused by a breach of any of the Covenants, but that such damages will be difficult to quantify. Therefore, the parties agree that if Executive breaches any of the Covenants, in addition to any other remedies available to the Company, liquidated damages will be paid by Executive in the following manner:

(i) any Company stock options, stock appreciation rights, restricted stock units or similar equity incentives then held by Executive, whether or not then vested, will be immediately and automatically forfeited;

(ii) any shares of restricted stock issued by the Company, then held by Executive or his permitted transferee and then subject to forfeiture will be immediately and automatically forfeited; and

(iii) any obligation of the Company to provide severance pay or benefits will cease.

11.5.3. Disgorgement. In addition to the remedies specified above and any other relief awarded by any court, if Executive breaches any of the Covenants, he will be required to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by him as a result of any such breach and the Company will be entitled to injunctive or other equitable relief to prevent further breaches of the Covenants by Executive.

11.5.4. Extension of Restrictions. If Executive breaches Section 11.1 in any respect, the duration of the restrictions therein contained will be extended for a period equal to the period that Executive was in breach of such restrictions.

SECTION 12. Successors and Assigns. The Company may assign its rights under this Letter to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise. Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity.

SECTION 13. Notice Clause. Any notice or other communication required or permitted to be given under this Agreement will be given in writing and will be deemed effective on the day delivered in person, or the business day after the day on which such notice was mailed registered or certified mail, postage prepaid, addressed as follows:

if to the Executive: to his home address then on file in the Company’s personnel records;

if to the Company: to the Company’s principal executive offices, c/o Chief Financial Officer;

or to such other address as either party may duly specify by notice given in the manner described above.

SECTION 14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the State of Illinois.

SECTION 15. Severability. The invalidity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement.

SECTION 16. Wage Claims. The parties intend that all obligations to pay compensation to Executive be obligations solely of the Company. Therefore, intending to be bound by this provision, Executive hereby waives any right to claim payment of amounts owed to him, now or in the future, from directors or officers of the Company in the event of the Company’s insolvency.

SECTION 17. Integration. This Agreement and any other agreement referred to herein or executed contemporaneously herewith represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral (including, without limitation, that certain Letter Agreement between the Company and the Executive dated as of January 1, 2005, provided, however, that Executive will at all times be bound by all applicable Company policies in then effect, including (without limitation) the Company’s ethics guidelines and insider trading policies. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

SECTION 18. Taxes. All payments and transfers of property, whether made pursuant to this Agreement or otherwise, shall be subject to withholding of applicable income and employment taxes.

SECTION 19. Compliance with Section 409A of the Code. Notwithstanding any other provision of this Agreement, no payment will be made hereunder earlier than a date consistent with Section 409A of the Code or related guidance.

SECTION 20. Attorney’s Fees. Upon submission of proper invoices, the Company will reimburse Executive for reasonable attorney’s fees incurred in connection with the documentation of this Agreement in an amount not in excess of $5,000.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, on January 10, 2006.

JOHN THODE	ISCO INTERNATIONAL, INC.

/s/ JOHN THODE	By:	/s/ STUART C. VAN WAGENEN

	Title:	Chairman

Exhibit A

RESTRICTED STOCK AWARD AGREEMENT

UNDER THE

ISCO INTERNATIONAL, INC. 2003 EQUITY INCENTIVE PLAN

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made as of the ___ of ___________ 2006 (the “Date of Grant”), between ISCO INTERNATIONAL, INC. (the “Company”) and JOHN THODE (the “Grantee”).

WHEREAS, the Company maintains the ISCO International, Inc. 2003 Equity Incentive Plan (the “Plan”) for the benefit of the key employees, directors and consultants of the Company and its Affiliates; and

WHEREAS, the Grantee is an employee of the Company and is a party to the “Employment Agreement” with the Company dated January 1, 2006 (the “Employment Agreement”); and

WHEREAS, the Plan permits the grant of Shares, subject to certain restrictions; and

WHEREAS, in order to align the Grantee’s personal financial interests with those of the Company’s stockholders, the Company desires to grant to the Grantee a number of shares of Common Stock, subject to the restrictions and on the terms and conditions contained in the Plan and this Agreement.

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

SECTION 1. Award of Stock. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants 6,000,000 (six million) Shares (the “Restricted Shares”) to the Grantee. The terms of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein. Capitalized terms used but not defined herein will have the same meaning as defined in the Plan.

SECTION 2. Vesting of Restricted Shares. The Restricted Shares are subject to forfeiture to the Company until they become vested in accordance with this Section 2, as follows:

a. Time Vested Shares.

(i) 500,000 Restricted Shares will vest on June 30, 2006, if the Grantee remains continuously employed by the Company through that date.

(ii) an additional 500,000 Restricted Shares will vest on December 31, 2006, if the Grantee remains continuously employed by the Company through that date;

(iii) an additional 500,000 Restricted Shares will vest on June 30, 2007, if the Grantee remains continuously employed by the Company through that date; and

(iv) an additional 500,000 Restricted Shares will vest on December 31, 2007, if the Grantee remains continuously employed by the Company through that date.

b. Performance Vested Shares.

(i) 2,000,000 Restricted Shares will vest on the filing date of the Company’s Form 10-K for the 2006 fiscal year, if the Grantee remains continuously employed by the Company through that filing date and the performance goals specified by the Board with respect to that fiscal year have been achieved; and

(ii) an additional 2,000,000 Restricted Shares will vest on the filing date of the Company’s Form 10-K for the 2007 fiscal year, if the Grantee remains continuously employed by the Company through that filing date and the performance goals specified by the Board with respect to that fiscal year have been achieved.

(iii) The performance goals relevant under this Section 2(b) (which may include intermediate goals, the achievement of which will result in partial vesting) will be determined by the Board annually, based on the Company’s operating plan for the applicable year, and will be communicated to the Grantee not later than 90 days following the start of the applicable year. The Board will determine in good faith whether the goals for any year have been achieved. In addition, the Board may in good faith make adjustments to such goals so that departures from the Company’s operating plan, changes in accounting principles, acquisitions, dispositions, mergers, consolidations and other transactions, events or factors influencing the achievement or measurement of such goals do not affect the operation of this section in a manner inconsistent with its intended purpose of encouraging growth in the Company’s equity value.

c. Effect of Termination. Upon termination of the Grantee’s service to the Company for any reason or for no reason (and whether such termination is by the Company, the Grantee or otherwise), (i) any Restricted Shares which have not prior to the effective date of such termination become vested pursuant to this Section 2 will immediately and automatically, without any action on the part of the Company, be forfeited by the Grantee to the Company, and (ii) the Grantee will have no further rights with respect to those Shares. Notwithstanding the foregoing, if prior to December 31, 2007 the Grantee is involuntarily terminated by the Company without “Cause” (as defined in Section 10.2 of the Employment Agreement), 500,000 of the Restricted Shares otherwise subject to vesting under Section 2(b) will become vested as of the date of such termination.

d. Failure to Achieve Performance Goals. With respect to Restricted Shares subject to vesting based on the achievement of a performance goals under Section 2(b), if the performance goals for a given year are not achieved, then on the date of the filing of the Company’s Form 10-K for that year (or, if earlier, upon a conclusive determination by the Board that such goals were not achieved): (i) the Restricted Shares otherwise subject to vesting upon achievement of those performance goals will immediately and automatically, without any action on the part of the Company, be forfeited by the Grantee to the Company, and (ii) the Grantee will have no further rights with respect to those Shares.

e. Effect of Change in Control. If there occurs a Change in Control prior to December 31, 2007 and the Grantee remains in continuous service to the Company through the date of that Change in Control, then immediately prior to (but contingent upon) the occurrence of that Change in Control:

(i) any otherwise unvested Restricted Shares subject to vesting under Section 2(a) will become vested; and

(ii) Restricted Shares otherwise subject to vesting under Section 2(b) based on performance in the fiscal year of the Change in Control will vest to the extent that performance for the portion of that year that transpires prior to the Change in Control meets or exceeds a pro-rata portion of the performance goals specified by the Board for that year under Section 2(b).

SECTION 3. Share Legends. The certificates evidencing all the Restricted Shares shall bear such legend(s) as may be required by the Plan or applicable law.

SECTION 4. Escrow of Restricted Shares.

a. Certificates Held in Escrow. Certificates evidencing the Restricted Shares issued under this Agreement will be held in escrow by the Secretary of the Company or his or her designee (the “Escrow Holder”) until such shares become vested in accordance with Section 2, at which time, the Escrow Holder will deliver such certificates representing the Restricted Shares to the Grantee; provided, however, that no certificates for Restricted Shares will be delivered to the Grantee until appropriate arrangements have been made with the Company for the withholding or payment of any taxes that may be due with respect to such shares.

b. Forfeited Shares to be Returned. If the Restricted Shares are forfeited by the Grantee under Section 2 or 9(g), the Escrow Holder will deliver the stock certificate(s) evidencing those shares to the Company, which will then have the right to retain and transfer those shares to its own name free and clear of any rights of the Grantee under this Agreement or otherwise.

c. Instructions to Escrow Holder. The Escrow Holder is hereby directed to permit transfer of the Restricted Shares only in accordance with this Agreement or in accordance with instructions which are consistent with this Agreement which are signed by both parties. In the event further instructions are reasonably desired by the Escrow Holder, he or she shall be entitled to conclusively rely upon directions executed by a majority of the members of the Board. The Escrow Holder shall have no liability for any act or omissions hereunder while acting in good faith in the exercise of his or her own judgment.

SECTION 5. Rights of Grantee. The Grantee shall have the right to vote the Shares and to receive cash dividends with respect to the Restricted Shares; provided however, that any cash dividends paid on the Restricted Shares while those shares remain forfeitable will be reinvested in additional restricted Shares. Such additional restricted Shares will be subject to the same vesting conditions as were applicable to the Restricted Shares giving rise to such dividends, deposited with the Escrow Holder and included thereafter as Restricted Shares for purposes of this Agreement.

SECTION 6. Stock Splits, etc. If, while any of the Restricted Shares remain subject to forfeiture, there occurs any merger, consolidation, reorganization, recapitalization, stock split, stock dividend, or other similar change in the Company’s common stock, then any and all new, substituted or additional securities or other consideration to which the Grantee is entitled by reason of the Grantee’s ownership of the Restricted Shares will be immediately subject to escrow, deposited with the Escrow Holder and included thereafter as “Restricted Shares” for purposes of this Agreement.

SECTION 7. Tax Consequences. The Grantee understands and agrees that the Company has not advised the Grantee regarding the Grantee’s income tax liability in connection with the vesting of the Restricted Shares. The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement and that he may pursuant to Section 9(g) be required to pay cash to the Company at the time tax withholding obligations arise with respect to the Restricted Shares. The Grantee understands that Section 83 of the Code taxes as ordinary income the difference between (i) the amount (if any) paid for the Restricted Shares, and (ii) the fair market value of the Restricted Shares on the date any restrictions on the Restricted Shares lapse. The Grantee understands that the Grantee may elect to be taxed at the time the Restricted Shares are granted rather than when the applicable restrictions lapse by filing an election under Section 83(b) of the Code with the I.R.S. within 30 days from the date of grant. The Grantee acknowledges that it is the Grantee’s sole responsibility and not the Company’s to file timely any 83(b) election.

SECTION 8. Restrictions on Transfer. Except for the escrow described in Section 4 or the forfeiture of the Restricted Shares to the Company as described in Section 2, none of the Restricted Shares or any beneficial interest therein shall be transferred, encumbered, pledged or otherwise alienated or disposed of in any way until the Restricted Shares become vested.

SECTION 9. General Provisions.

a. Entire Agreement. This Agreement, together with the Plan, represents the entire agreement between the parties with respect to the grant of the Shares and may only be modified or amended in a writing signed by both parties.

b. Notice. Any notice to be given to the Company will be addressed to the Company in care of its Secretary (or such other person as the Company may designate from time to time) at its principal executive office, and any notice to be given to the Grantee will be delivered personally or addressed to him or her at the address given beneath his or her signature, below, or at such other address as the Grantee may hereafter designate in writing to the

Company. Any such notice will be deemed duly given on the date and at the time delivered via personal, courier or recognized overnight delivery service or, if sent via telecopier, on the date and at the time telecopied with confirmation of delivery or, if mailed, on the date five (5) days after the date of the mailing (which will be by regular, registered or certified mail). Delivery of a notice by telecopy (with confirmation) will be permitted and will be considered delivery of a notice notwithstanding that it is not an original that is received. Any notice to the Escrow Holder shall be sent to the Company’s address, with a copy to the other party not sending the notice.

c. No Implied Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.

d. No Right to Continued Employment. The grant of Shares hereunder will not confer upon the Grantee any right to continue in the employ of the Company or any of its subsidiaries or affiliates.

e. Amendment. The Committee may from time to time impose any conditions on the Restricted Shares as it deems necessary or advisable to ensure that the Plan and this award satisfy the requirements of all applicable laws (including without limitation, the conditions of Rule 16b-3), and that Restricted Shares are issued and resold in compliance with the Securities Act of 1933, as amended.

f. Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of the State of Delaware without regard to the application of the principals of conflicts or choice of laws.

g. Tax Withholding. Notwithstanding any other provision of this Agreement, if the Grantee does not at least three (3) days prior to the date that any Restricted Shares would otherwise vest (or, if the Grantee makes an election under Section 83(b) of the Code with respect to Restricted Shares, at least three days prior to the date of such election) deliver to the Company a cash amount reasonably estimated to be sufficient to satisfy any required tax withholding obligations with respect to the vesting of such Shares (or the Section 83(b) election), then the Restricted Shares that would otherwise vest (or be subject to that Section 83(b) election) will instead then be forfeited automatically and the Grantee will have no further right to those Shares.

h. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the [            ] day of January 2006.

ISCO INTERNATIONAL, INC.

By:

Title:

GRANTEE

[John Thode]

EXHIBIT B

CASH BONUSES IN LIEU OF RESTRICTED STOCK AWARD1

B1. Time Vested Payments. Bonuses will become payable under this Section B1 based on Executive’s continued employment by the Company:

1.1. A cash bonus of $170,000 will be payable to Executive if he remains continuously employed by the Company through June 30, 2006;

1.2. A cash bonus of $170,000 will be payable to Executive if he remains continuously employed by the Company through December 31, 2006;

1.3. A cash bonus of $170,000 will be payable to Executive if he remains continuously employed by the Company through June 30, 2007; and

1.4 A cash bonus of $170,000 will be payable to Executive if he remains continuously employed by the Company through December 31, 2007.

Any cash bonus payable under this section will be paid as soon as practicable (but in no event later than 30 days) following the completion of the applicable service period; provided, however, that if there occurs a Change in Control (as defined in the Company’s 2003 Equity Incentive Plan) prior to December 31, 2007 and Executive remains in continuous service to the Company through the date of that Change in Control, all amounts potentially payable under this Section B1 (and that have not already been paid) will be paid upon the closing of that Change in Control.

B2. Performance Vested Payments. Bonuses will become payable under this Section B2 upon the achievement of performance goals established by the Board:

2.1 A cash bonus of $680,000 will be earned on the filing date of the Company’s Form 10-K for the 2006 fiscal year, if Executive remains continuously employed by the Company through that filing date and the performance goals specified by the Board with respect to that fiscal year have been achieved.

2.2 A cash bonus of $680,000 will be earned on the filing date of the Company’s Form 10-K for the 2007 fiscal year, if Executive remains continuously employed by the Company through that filing date and the performance goals specified by the Board with respect to that fiscal year have been achieved.

2.3 The performance goals relevant under this Section B2 will be determined, communicated, adjusted and measured in the same manner as described in Section 3.2.2 of the Agreement; provided, however, that the Board may establish interim goals upon the achievement of which a partial bonus may become payable hereunder.

2.4 If there occurs a Change in Control prior to December 31, 2007 and Executive remains in continuous service to the Company through the date of that Change in Control, bonuses that could otherwise be earned under Section B2.1 or B2.2, as applicable, based on performance in the fiscal year of the Change in Control will be earned to the extent that performance for the portion of that year that transpires prior to the Change in Control meets or exceeds a pro-rata portion of the performance goals specified by the Board for that year.

2.5 Any bonus earned under this Section B2 will be payable in two substantially equal installments, on June 30th and December 31st of the year following the year with respect to which that bonus was earned. Notwithstanding the foregoing, if on or following the date a bonus is earned under this Section B2 and before such bonus is paid there occurs a Change in Control, and provided Executive has remained continuously employed by the Company through the date of that Change in Control, such earned bonus will be paid on the date of that Change in Control.

3. Conditional Application of Schedule. This Exhibit B will be applicable if and only if the Company’s stockholders do not approve the issuance of the Restricted Stock Award.

[1]	Cash bonus amounts on this schedule have been determined based on the average closing price of the Company’s stock in December 2005 ($0.34).

B-1

EXHIBIT C

RELEASE AND NON-DISPARAGEMENT AGREEMENT

THIS RELEASE AND NON-DISPARAGEMENT AGREEMENT (this “Release”) is made as of the ___ day of _______, _____ by and between JOHN THODE (the “Executive”) and ISCO INTERNATIONAL, INC. (the “Company”).

WHEREAS, the Executive’s employment as an executive of the Company has terminated; and

WHEREAS, pursuant to Section 6 of the Employment and Restrictive Covenant Agreement by and between the Company and the Executive dated January 10, 2006 (the “Agreement”), the Company has agreed to pay the Executive certain amounts and to provide him with certain rights and benefits, subject to the execution of this Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Consideration. The Executive acknowledges that: (i) the payments, rights and benefits set forth in Section 6.1 of the Agreement constitute full settlement of all his rights under the Employment Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Executive. The Executive further acknowledges that, in the absence of his execution of this Release, the benefits and payments specified in Section 6.1 of the Employment Agreement would not otherwise be due to him.

SECTION 2. Release and Covenant Not to Sue.

2.1. The Executive hereby fully and forever releases and discharges the Company, and all predecessors and successors, assigns, stockholders, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of the Executive’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

2.2. The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person. The Executive further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to the Executive’s employment by the Company or the termination of that employment. This Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

2.3. The foregoing will not be deemed to release the Company from claims solely to enforce this Release or Sections 6.1 or 9 of the Agreement.

C-1

SECTION 3. Restrictive Covenants. The Executive acknowledges that Section 11 of the Agreement will survive the termination of his employment. The Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

SECTION 4. Non-Disparagement. The Executive will not disparage any Released Person or otherwise take any action that could reasonably be expected to adversely affect the personal or professional reputation of any Released Person. Similarly, the Company (meaning, solely for this purpose, the Company’s officers, directors and agents specifically authorized to communicate on its behalf) will not disparage the Executive or otherwise take any action that could reasonably be expected to adversely affect his personal or professional reputation.

SECTION 5. Cooperation. The Executive further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Executive was in any way involved during his employment with the Company. The Executive shall render such cooperation in a timely manner on reasonable notice from the Company.

SECTION 6. Rescission Right. The Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. The Executive may revoke this Release during those seven (7) days by providing written notice of revocation to the Company at the address specified in Section 13 of the Agreement.

SECTION 7. Challenge. If the Executive violates or challenges the enforceability of any provisions of this Release or Section 11 of the Agreement, no further payments, rights or benefits under Section 6 of the Agreement will be due to the Executive.

SECTION 8. Miscellaneous.

8.1. No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive. There have been no such violations, and the Company specifically denies any such violations.

8.2. No Reinstatement. The Executive agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

8.3. Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, permitted assigns, executors, administrators and heirs. The Executive not may make any assignment of this Release or any interest herein, by operation of law or otherwise. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

8.4. Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

8.5. Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

8.6. Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the State of Illinois, without regard to the application of the principles of conflicts of laws.

8.7. Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and the Executive has executed this Release, in each case as of the date first above written.

JOHN THODE	ISCO INTERNATIONAL, INC.

By:

Title: